UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2014

The Men’s Wearhouse, Inc.

(Exact name of registrant as specified in its charter)

Texas	1-16097	74-1790172
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6380 Rogerdale Road
Houston, Texas	77072
(Address of principal executive offices)	(Zip Code)

281-776-7000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 16, 2014, The Men’s Wearhouse, Inc. (the “Company”), Jos. A. Bank Clothiers, Inc., as successor to Java Corp., and Eminence Capital LP, as successor to Eminence Capital, LLC (“Eminence”), entered into an amendment (the “Standstill Amendment”) to that certain Agreement, dated as of February 24, 2014, between the Company, Java Corp. and Eminence (the “Standstill Agreement”).

Pursuant to the Standstill Agreement, Eminence agreed during the period ending on the conclusion of the second annual meeting of the Company’s stockholders following February 24, 2014, not to, among other things become a beneficial owner of more than 10% of the Company’s outstanding Common Stock, as a result of acquiring beneficial ownership of any of the Company’s Voting Securities (as defined in the Standstill Agreement),.  The Standstill Amendment increases the percentage of Common Stock that Eminence can beneficially own to 12% of the outstanding Common Stock of the Company.

The summary of the terms of the Standstill Amendment is qualified in its entirety by reference to the Standstill Amendment, filed as Exhibit 10.1 to this Current Report and incorporated by reference herein as if set forth in full.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is included in this Form 8-K.

10.1

Amendment, dated December 16, 2014, by and between The Men’s Wearhouse, Inc. and Jos. A. Bank, Inc., as successor to Java Corp., on the one hand and Eminence Capital LP, as successor to Eminence Capital, LLC, on behalf of itself and certain of its affiliates listed on Exhibit A, on the other hand.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MEN’S WEARHOUSE, INC.

Date: December 18, 2014	By:	/s/ Brian T. Vaclavik
Brian T. Vaclavik
Senior Vice President and Chief Accounting Officer

EXHIBIT INDEX

Exhibit
Number	Description

10.1

Amendment, dated December 16, 2014, by and between The Men’s Wearhouse, Inc. and Jos. A. Bank, Inc., as successor to Java Corp., on the one hand and Eminence Capital LP, as successor to Eminence Capital, LLC, on behalf of itself and certain of its affiliates listed on Exhibit A, on the other hand.